Exhibit 99.1

All amounts in Canadian dollars

unless otherwise stated

— Onex to Sell Remaining Stake in

Emergency Medical Services for 10 Times Cost —

February 14, 2011

Onex to Sell Remaining Stake in Emergency Medical Services for 10 Times Cost

All amounts in Canadian dollars unless otherwise stated

Toronto, February 14, 2011 — Onex Corporation (“Onex”) (TSX: OCX) today announced it has agreed to vote in favour of a definitive merger agreement providing for the acquisition of Emergency Medical Services Corporation (NYSE: EMS) (“EMSC”) by an affiliate of Clayton, Dubilier & Rice LLC. Under the terms of the agreement, EMSC shareholders, including Onex, will receive US$64 in cash for each share at the closing, which is expected to take place in the second quarter and is subject to certain customary closing conditions.

Under the proposed transaction, Onex, Onex Partners I and certain co-investors (the “Onex group”) will sell their remaining 13.7 million EMSC shares, or 31% equity interest, for net proceeds of US$878 million. Based on the per-share cash cost of US$6.67 to acquire the business in 2005, this sale would result in a multiple of invested capital of approximately 10 times. Onex’ portion of these net proceeds would be US$339 million including carried interest.

The Onex group invested US$214 million in the company and will receive total net proceeds of US$1.65 billion, including the secondary offerings completed in 2009. This would result in a multiple of invested capital of approximately 8 times.

“This is an excellent outcome for Onex’ shareholders and limited partners,” said Robert Le Blanc, Managing Director of Onex. “EMSC’s performance is a testament to our approach to identifying attractive businesses and partnering with excellent management teams to build industry-leading companies.”

“We have thoroughly enjoyed our partnership with William Sanger and his first-class management team, and wish them continued success,” added Mr. Le Blanc.

About Onex

Onex is one of North America’s oldest and most successful investment firms committed to acquiring and building high-quality businesses in partnership with talented management teams. Onex manages investment platforms focused on private equity, real estate and credit securities. In total, the company manages approximately US$13 billion, of which US$9 billion is third-party capital. As well, Onex invests its own capital directly and as a substantial limited partner in its Funds.

Onex’ businesses generate annual revenues of $37 billion, have assets of $42 billion and employ approximately 240,000 people worldwide. Onex shares trade on the Toronto Stock Exchange under the stock symbol OCX. For more information on Onex, visit its website at www.onex.com. The Company’s security filings can also be accessed at www.sedar.com.

Forward Looking Statements

This news release may contain forward-looking statements that are based on management’s current expectations and are subject to known and unknown uncertainties and risks, which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements.

Onex is under no obligation to update any forward-looking statements contained herein should material facts change due to new information, future events or otherwise.

Important Information

In connection with the proposed merger, EMSC will file a preliminary proxy statement with the Securities and Exchange Commission. When completed, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed to the stockholders of EMSC. EMSC’S SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to inspect, without charge, a copy of the preliminary proxy statement, the definitive proxy statement and other relevant documents filed with the SEC at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The preliminary proxy statement, the definitive proxy statement and other relevant documents filed with the SEC will also be available at the SEC’s website at http://www.sec.gov.

EMSC and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of EMSC’s participants in the solicitation will be set forth in EMSC’s proxy statement relating to the merger when it becomes available.

For further information:

Emma Thompson

Vice President, Investor Relations

Tel: 416.362.7711

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